EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our Auditors' Report, dated December 29, 2022, the financial statements of Prime Dental Labs LLC. as of December 31, 2021, and 2020, and for the years then ended, included in the Form S-1 Registration Statement. We acknowledge that any financial statement figures are materially correct based on our audit work performed.  We also consent to application of such report to the financial information in the Form S-1 Offering, when such financial information is read in conjunction with the financial statements referred to in our report.

/S/ Olayinka Oyebola

OLAYINKA OYEBOLA & CO.

(Chartered Accountants)

Lagos Nigeria

February 10, 2023

PCAOB 5968